VERTRO, INC.
Q4 and FY 2010 Earnings Call Script
March 9, 2011

DENISE GARCIA

Thank you and good afternoon everyone. Welcome to Vertro’s fourth quarter and full year 2010 financial results conference call. Joining me on the call today are President and CEO Peter Corrao, CFO, Jim Gallagher and General Manager, Rob Roe.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in our filings with the SEC.

Before handing over to Peter, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period-to-period and year-over-year performance.

They are:

EBITDA (earnings before interest, income taxes, depreciation and amortization),

Adjusted EBITDA,

Adjusted income/loss and

Adjusted income/loss per share.

A description of our reasons for utilizing these measures, as well as our definition of them and their reconciliation to the corresponding GAAP measurements can be found in the earnings release we issued today.

Certain of the ALOT user metrics we’ll be discussing this afternoon are broken out by ‘Region One’ and ‘rest-of-world’ (ROW). As a reminder, Region One comprises English speaking users in the U.S., Canada, U.K., Ireland, Australia and New Zealand.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website at www.vertro.com, and a replay of this conference call will be available for 90 days. I’d now like to turn the call over to President and CEO, Peter Corrao. Peter?

PETER CORRAO

Thanks Denise and good afternoon everyone; thanks for joining us.

Q4 rounded out what was an important year for us. We enjoyed significant year-over-year growth in all of our key financial and non-financial metrics. Before summarizing our full year results, I first want to focus on our results in the fourth quarter.

On February 10, we hosted a call with investors to discuss certain preliminary financial and non-financial metrics for Q4 2010. On the call we estimated Q4 revenue of $9.6 million, and a sequential quarterly increase in both EBITDA and Adjusted EBITDA.

Following the completion of our audit, revenue for Q4 2010 was $9.6 million, a 20% increase over Q4 2009 revenue of $8.0 million, and a 2% sequential decrease from revenue of $9.8 million in Q3 2010. There were two primary reasons for the sequential decline in revenue, which we detailed on our last call, but I’ll summarize again here.  The first, and most significant, was an issue of spend with a Region One bundled distribution partner that resulted in a decline in our Region One users over Q4.  The second was softer than expected revenue per search from our monetization partners over the Holiday season.  We have now refocused our customer acquisition team on building our Region One user base.

Q4 2010 EBITDA was $0.6 million, a 50% increase over EBITDA of $0.4 million in both Q4 2009 and Q3 2010. Q4 2010 Adjusted EBITDA was $0.9 million, a 200% increase over Q4 2009 Adjusted EBITDA of $0.3 million, and a 125% increase over Q3 2010 Adjusted EBITDA of $0.4 million.

While we continue to refine our product portfolio, making adjustments along the way as we did in Q4, we believe we are executing on the right strategy of focusing on the ALOT product portfolio as we close the books for the year.

Some highlights from full year 2010 are:

-	We increased revenue 30% year-over-year, from $27.6 million in 2009 to $35.9 million in 2010;

-	We turned 2009 EBITDA and Adjusted EBITDA from a loss of $7.2 million and $6.4 million respectively, to a gain of $1.6 million and $2.2 million in 2010;

-	We increased cash and cash equivalents from $4.8 million on December 31, 2009 to $6.5 million on December 31, 2010;

-	We reduced operating expenses, excluding customer acquisition spend, from $12.7 million in 2009 to $9.8 million in 2010, a decrease of 23%;

-	We increased search queries conducted by our users by over 53% year-over-year, from 776 million in 2009 to 1.2 billion in 2010;

-	We grew our toolbar user base 103% during the year from 4.7 million on January 1, 2010 to 9.5 million on December 31, 2010;

-	We grew our homepage user base by 83% over the year from 4.1 million absolute unique users in January 2010 to 7.5 million absolute unique users in December 2010;

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We diversified our international user base with particular success in Brazil and India. By the end of the year, almost half of our toolbar users came from outside Region One compared to only 14% on January 1, 2010;

-	We launched our new ALOT Appbar, which I’ll talk about in more detail later in the call; and

-	We regained compliance with two Nasdaq non-compliance notices;

We’re proud of all these achievements. I’m going to spend some time talking about our strategy for the year ahead at the end of the call, but first I’m going to have Jim take you through some of our key financial metrics. Jim?

JAMES GALLAGHER

Thanks Peter and good afternoon everyone.

As Peter discussed, we delivered solid year-over-year financial metrics from both a top and bottom line perspective. Over the year, we strengthened our balance sheet, built up some real momentum in global user growth, and made significant progress in liquidating our legacy European operations.

The first thing I want to address is the change in cash and cash equivalents from $7.1 million in Q3 to $6.5 million in Q4. This decrease is primarily a result of higher than usual payments made in Q4 2010. We believe a better metric for investors to focus on is our working capital which increased from $3.8 million in Q3 to $4.2 million in Q4. We continue to believe that we have sufficient cash for ongoing operations. As we anticipate adding cash to the balance sheet in 2011, we’ll be exploring ways to put that cash to work, which Peter will address in more detail later during the call.

In Q4 2010, our financial results included a net non-recurring income tax benefit of approximately $0.4 million, which resulted from the expiration of statutes relating to a tax provision that had been established in prior years offset by current accruals. This tax benefit flowed through to shareholder equity and resulted in us ending 2010 with shareholder equity of $4.7 million. You will remember that one of the Nasdaq non-compliance notices that we received related to us achieving and maintaining a minimum of $2.5 million in shareholder equity. The tax benefit in Q4, coupled with increased income from operations, has enabled us to quickly build a nice cushion above Nasdaq’s $2.5 million shareholder equity requirement.

Peter discussed earlier the year-over-year reductions in operating expenses, excluding customer acquisition spend, we achieved in 2010. We’re pleased that we achieved an average of $2.5 million per quarter, which was below our forecast of $3.0 million per quarter. As we progress through 2011, we expect to maintain operating expenses, excluding customer acquisition spend, at approximately the same levels.

Overall, we believe we’re in a good financial position for 2011. We have a significant global user base, monetization agreements in place with the world’s leading search engines, an increase in ‘non-search’ revenue, and we believe our fixed costs are at a sustainably low level.

With that, I’m going to hand the call back to Peter to talk about our strategic outlook for the year ahead. Peter?

PETER CORRAO

Thanks Jim. Before taking questions, I want to spend a bit of time talking about our strategy for 2011. We have four key, strategic goals for the year.

The first is user growth in our Region One and rest-of-world markets. Today, our products are available in eight languages and marketed in 22 countries. Our goal in 2011 is to continue to explore new markets while sustaining and growing our existing Region One and rest-of-world markets.

Our second goal is to continue our transition to the ALOT Appbar and our app strategy. Due to the challenges we faced in Q4, we deliberately slowed the roll-out of the Appbar, but we remain excited and committed to our app strategy as we move through 2011. Central to this strategy is the availability of high quality web apps like our proprietary radio app, which this quarter was a finalist in Mediapost’s ‘Appy’ awards. I discussed in detail on our Q3 call how higher quality apps consistently prove more attractive to our user base, helping us with retention, increasing our consumer usage and ultimately delivering what we expect to be increased monetization and lower customer acquisition costs. Over the course of 2011, we will be looking to increase the number of these high quality apps that we make available to our users.

We are also focused on revenue diversification. We talked last quarter about our success in generating ‘non-search’ revenue through channels such as display advertising and affiliate marketing. Further building on this success with increased channel partners, app developers and testing new forms of advertising will be a key part of our strategy for 2011.

Lastly, but no less important, is our fourth goal which is technical development. Continuing to update and enhance our products will be a key focus in 2011, as it is every year. With every new browser and software release, we will work diligently to make updates to our products to attempt to ensure optimum performance for our users.

Finally, we expect to increase our cash position. As we do so, we may begin to explore acquisitions to help us deliver on our apps strategy and accelerate accomplishing our goals.  We also announced a share repurchase program on February 15 and expect to use existing cash or cash earned from operations to purchase our stock as the right market conditions present themselves.

I’m excited about our business:

-	We’ve got growth potential across Region One and the rest of the world;

-	We’ve got our new ALOT Appbar product rolling-out to new users;

-	We’re having some real success in diversifying our revenue; and

-	We believe we can keep our fixed costs at minimum levels by executing our 2011 strategy with a small but focused team here in New York.

We would like to thank our employees, our shareholders and our ALOT users for a great year.

With that said, let me hand the call back to the operator to start the Q&A session. Operator?

Q&A SESSION

DENISE GARCIA

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (3) our ability to develop and successfully market new products and services, and (4) the potential acceptance of new products in the market. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2010. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.